Exhibit 99.1

Antero Resources Increases 2016 Production Guidance

Denver, Colorado, September 6, 2016—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today announced updates to its 2016 production guidance and 2017 production growth target.

Highlights Include:

•                  Increased 2016 net production guidance to 1.8 Bcfe/d and maintained 2017 annual production growth target of 20% to 25% over 2016 guidance

•                  Maintained 2016 drilling and completion capital budget at $1.3 billion while targeting a similar drilling and completion capital budget for 2017

•                  Reduced 2016 cash production expense guidance to $1.40 to $1.50 per Mcfe

Updated 2016 Guidance

Driven by the successful execution of Antero’s development program to date, along with encouraging results from the implementation of advanced completion techniques, the Company is raising 2016 net production guidance from 1.75 Bcfe/d to 1.8 Bcfe/d. This represents a 3% increase from the previously announced guidance and a 5% increase from initial 2016 guidance. Additionally, the Company is maintaining its original drilling and completion capex budget of $1.3 billion.  The increase in gas equivalent production guidance includes an increase in liquids production to 73,000 Bbl/d, or an 11% increase from previous guidance and a 22% increase from initial 2016 guidance.  Antero will continue to target 20% to 25% growth in 2017 off of the increased 2016 production guidance, representing a 3% increase from the previously announced target and a targeted growth rate of 29% over initial 2016 production guidance.

The increase in production guidance in conjunction with an unchanged drilling and completion budget is primarily a function of the improved recoveries and drilling efficiencies Antero has achieved throughout the year.  The improved recoveries are driven by Antero’s advanced completions, which have utilized 1,200 to 1,500 pounds of proppant per foot, with recent pilots utilizing as much as 1,750 to 2,000 pounds of proppant per foot.  These techniques have yielded encouraging results with wellhead EURs ranging from 2.0 to 2.3 Bcf per 1,000’ of lateral as compared to the Company’s 1.7 Bcf per 1,000’ type curve.  The drilling efficiencies include a reduction in drilling days, increases in stages completed per day and drilling longer laterals.

Throughout 2016, Antero has operated an average of six rigs in the Marcellus and one rig in the Utica, while placing 78 total wells to sales.  Of the 52 wells Antero has completed in the Marcellus, 29 have used greater than 1,300 pounds of proppant per foot and have generated aggregated production in excess of the Company’s current 1.7 Bcf/1,000 type curve and 2.0 Bcf/1,000 target through 140 days.

Commenting on these cost reductions and well recovery improvements, Paul Rady, Chairman and CEO, said, “As the most active operator in Appalachia, we have benefited from our ability to maintain operating momentum through the current downturn, leveraging our activity into exceptional operational improvements.  We continue to see improved well costs and performance in 2016, reducing our drilling and completion cost per 1,000 foot of lateral by 33% in both the Marcellus and the Utica since 2014 and our net development costs per Mcfe by 47% and 44% in the Marcellus and Utica, respectively since 2014.  While these early results are impressive, we feel there is even more room for improvement going forward through increased proppant and water intensity, longer laterals and decreased drilling days.”

Mr. Rady further added, “Looking ahead to the remainder of 2016, we expect production to average 1.84 Bcfe/d in the second half of the year and plan to reaccelerate activity late in the year and build further momentum as we head into 2017. While we have seen a modest benefit from the increased recoveries from our 2016 development, we expect greater contribution in 2017 as more wells with advanced completions are brought online, while still maintaining a similar drilling and completion budget year-over-year.”

The following is a comparison of the original 2016 guidance issued in January 2016, previous 2016 guidance issued in June 2016, and the revised 2016 guidance.

2016 Guidance Comparison	September 2016 Revised	June 2016 Previous	January 2016 Original
Total net production (MMcfe/d)	1,800	1,750	1,715
Net natural gas production (MMcf/d)	1,365	1,355	1,355
Net liquids production (Bbl/d)	73,000	66,000	60,000
Net Daily C3+ NGL Production (Bbl/d)	53,500	52,500	46,500
Net Daily Ethane Production (Bbl/d)	15,000	10,000	10,000
Net Daily Oil Production (Bbl/d)	4,500	3,500	3,500
Cash production expense ($/Mcfe) (1)	$1.40 – $1.50	$1.50 – $1.60	$1.50 – $1.60
Marketing expense, net ($/Mcfe)	$0.15 – $0.20	$0.15 – $0.20	$0.15 – $0.20
G&A ($/Mcfe)	$0.20 – $0.22	$0.20 – $0.25	$0.20 – $0.25
Natural gas realized price premium to Nymex before hedging($/Mcf)(2)(3)	$0.00 – $0.05	$0.00 – $0.10	$0.00 – $0.10
Natural gas liquids realized price (% of WTI)	35% – 40%	35% – 40%	35% – 40%
Oil realized price differential to NYMEX before hedging ($/Bbl)	$(10.00) – $(11.00)	$(10.00) – $(11.00)	$(10.00) – $(11.00)
2017 Net Production Target (MMcfe/d)	2,160 – 2,250	2,100 – 2,190	2,060

2016 Capital Budget Comparison
Drilling & completion ($MM)	$1,300	$1,300	$1,300
Land ($MM)	$100	$100	$100
Total	$1,400	$1,400	$1,400

Operated wells completed	110	110	110
Average drilling rigs	7	7	7

(1)         Includes lease operating, gathering, compression, processing and transportation and production and ad valorem taxes

(2)         Based on strip pricing as of August 31, 2016

(3)         Includes Btu upgrade as Antero’s processed tailgate and unprocessed dry gas production is greater than 1000 Btu on average

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015.

“EUR,” or Estimated Ultimate Recovery, refers to Antero’s internal estimates of per well hydrocarbon quantities that may be potentially recovered from a hypothetical future well completed as a producer in the area.  These quantities do not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Resource Management System or the SEC’s oil and natural gas disclosure rules.

For more information, contact Michael Kennedy – SVP – Finance, at (303) 357-6782 or mkennedy@anteroresources.com.